Exhibit 99.1

Jazz Pharmaceuticals, Inc. Announces Third Quarter 2007 Financial Results

— Milestones Achieved in Four Clinical Programs During the Quarter

PALO ALTO, Calif., November 6, 2007 /PRNewswire-FirstCall/ — Jazz Pharmaceuticals, Inc. (Nasdaq: JAZZ) today announced financial results for the quarter ended September 30, 2007.

Jazz Pharmaceuticals’ net loss for the third quarter of 2007 was $19.4 million, compared to net income of $7.7 million for the third quarter of 2006. Net income in the quarter ended September 30, 2006 included $31.6 million of gain on extinguishment of a development financing obligation in connection with a terminated development program.

Total revenues for the quarter ended September 30, 2007 were $21.5 million, compared to $11.5 million for the quarter ended September 30, 2006. The increase in total revenue resulted primarily from $7.5 million of contract revenue related to achievement of a clinical enrollment milestone in the Phase III development program of JZP-6 for fibromyalgia syndrome. Xyrem® net sales were $9.6 million in the quarter ended September 30, 2007, compared with $7.6 million for the same quarter of 2006. For the nine months ended September 30, 2007, total revenues increased to $49.8 million, compared to $32.4 million for the nine months ended September 30, 2006.

Research and development expenses for the quarter ended September 30, 2007 were $17.0 million, compared to $14.7 million for the quarter ended September 30, 2006.

Selling, general and administrative expenses for the quarter ended September 30, 2007 were $18.1 million, compared to $12.9 million for the quarter ended September 30, 2006. The increase was primarily due to spending in preparation for the anticipated launch of Luvox® CR (fluvoxamine maleate extended release capsules), increased headcount and higher expenses to support the sales force, offset in part by lower legal fees.

Jazz Pharmaceuticals’ unrestricted cash, cash equivalents and marketable securities balance as of September 30, 2007 was $130.9 million. During the quarter ended September 30, 2007, net cash used in operating activities was $15.4 million.

“As our commercial organization ramps up for the anticipated commercial launch of Luvox CR in early 2008, we have also made progress in all four of our most advanced clinical development programs during the past few months,” said Samuel R. Saks, M.D., Chief Executive Officer. “We continue to make important progress on our development programs for the treatment of fibromyalgia, recurrent acute repetitive seizures, restless legs syndrome and partial epilepsy.”

Recent Highlights

•

Expansion of Jazz Pharmaceuticals’ specialty sales force in preparation for the commercial launch of Luvox CR began in August 2007, with more than 100 new field sales management and specialty sales consultants hired as of October 31, 2007. The PDUFA action date for Luvox CR is December 22, 2007. The company expects to commence promotion of Luvox CR in the United States during the first quarter of 2008, subject to approval by the U.S. Food and Drug Administration (FDA).

•

In August 2007, a clinical enrollment milestone was achieved in the Phase III development program for fibromyalgia syndrome, JZP-6, triggering a $7.5 million payment to Jazz Pharmaceuticals under the company’s development agreement with UCB Pharma Limited. The payment was recognized as contract revenue in the third quarter of 2007.

•

In September 2007, Jazz Pharmaceuticals submitted an Investigational New Drug application to the FDA for JZP-8, a product candidate for the treatment of recurrent acute repetitive seizures. The FDA has indicated that a future New Drug Application filing for this product candidate could be eligible to receive priority review. The company plans to initiate a Phase II clinical trial in the fourth quarter of 2007.

•

Interim data have been obtained from two single dose studies, one in healthy volunteers and one in epilepsy patients, of JZP-4, a product candidate for the treatment of partial epilepsy and bipolar disorder. The data from both of these studies indicate biological activity in human epilepsy models. A single dose study of a controlled-release formulation of JZP-4 is underway, and is expected to complete in the fourth quarter of 2007. Jazz Pharmaceuticals plans to initiate Phase II clinical trial activities for JZP-4 by the end of 2007.

•

A second pharmacokinetic study of JZP-7, a product candidate for the treatment of restless legs syndrome, was initiated in the third quarter of 2007, and Jazz Pharmaceuticals expects top line results from that study in the second quarter of 2008.

•

In August 2007, the U.S. Patent and Trademark Office (USPTO) awarded Jazz Pharmaceuticals a new U.S. patent (No. 7,262,219) titled “Microbiologically Sound and Stable Solutions of Gamma-Hydroxybutyrate Salt for the Treatment of Narcolepsy.” This Xyrem patent is now listed in the FDA’s Orange Book.

Jazz Pharmaceuticals will host an investor conference call and live audio webcast to discuss its quarterly results on November 6, 2007 at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time. The live webcast and press release may be accessed on Jazz Pharmaceuticals’ website at www.JazzPharmaceuticals.com. Please connect to the website prior to the start of the conference call to ensure adequate time for any software downloads that may be necessary. An archived version of the webcast will be available through November 20, 2007. Investors may participate in the conference call by dialing 1-866-770-7120 in the U.S., or 1-617-213-8065 outside the U.S., and entering passcode 57344568. A replay of this call will be available until November 20, 2007 at 1-888-286-8010 (U.S.), or 1-617-801-6888 (international), using the passcode 41294935.

About Jazz Pharmaceuticals, Inc.

Jazz Pharmaceuticals is a specialty pharmaceutical company focused on identifying, developing and commercializing innovative products to meet unmet medical needs in neurology and psychiatry. For further information see www.JazzPharmaceuticals.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to the potential regulatory approval and anticipated commercial launch of Luvox CR, the initiation of additional clinical trials of Jazz Pharmaceuticals’ product candidates, the continued development of Jazz Pharmaceuticals’ product candidates and potential regulatory developments, and the timing of study results. These forward-looking statements inherently involve significant risks and uncertainties. Jazz Pharmaceuticals’ actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the risks that the FDA may not approve Luvox CR for marketing in the United States, and, if approved, when that approval will occur; risks related to the development of Jazz Pharmaceuticals' product candidates, including the risk that Jazz Pharmaceuticals may not initiate clinical trials on the timing currently anticipated or at all, or that study or clinical trial results may require Jazz Pharmaceuticals to discontinue the development of its product candidates; and risks related to the uncertain and time-consuming regulatory approval process. These and other risk factors are discussed under “Risk Factors,” in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed by Jazz Pharmaceuticals with the Securities and Exchange Commission on August 10, 2007. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

JAZZ PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Product sales, net	$13,436	$11,184	$38,676	$31,409
Royalties, net	253	150	824	336
Contract revenue	7,785	162	10,326	662

Total revenues	21,474	11,496	49,826	32,407

Operating expenses:
Cost of product sales	1,938	2,044	5,620	5,367
Research and development	16,978	14,746	49,252	41,920
Selling, general and administrative	18,069	12,906	50,583	38,841
Amortization of intangible assets	2,287	2,400	6,936	7,200
Provision for government settlement	—	—	17,469	—

Total operating expenses	39,272	32,096	129,860	93,328

Loss from operations	(17,798)	(20,600)	(80,034)	(60,921)

Interest income	1,969	516	4,360	1,688
Interest expense	(3,511)	(3,272)	(10,093)	(10,818)
Other income, net	(19)	(579)	1,816	(397)
Gain on extinguishment of development financing obligation	—	31,592	—	31,592
Gain on sale of product rights	—	—	5,145	—

Net income (loss)	(19,359)	7,657	(78,806)	(38,856)
Beneficial conversion feature	—	—	—	(3,501)

Income (loss) attributable to common stockholders	$(19,359)	$7,657	$(78,806)	$(42,357)

Income (loss) per share attributable to common stockholders, basic	$(0.82)	$638.08	$(7.50)	$(3,850.64)

Weighted-average common shares used in computing income (loss) per share attributable to common stockholders, basic	23,671	12	10,505	11

Income (loss) per share attributable to common stockholders, diluted	$(0.82)	$0.57	$(7.50)	$(3,850.64)

Shares used in computing income (loss) per share attributable to common stockholders, diluted	23,671	13,470	10,505	11

JAZZ PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Non-GAAP net income (loss) per share information (1):
Net income (loss)	$(19,359)	$7,657	$(78,806)	$(38,856)
Weighted-average shares used in computing non-GAAP net income (loss) per share	23,671	13,417	20,483	13,212

Non-GAAP net income (loss) per share	$(0.82)	$0.57	$(3.85)	$(2.94)

Reconciliation of GAAP income (loss) per share attributable to common stockholders and non-GAAP net income (loss) per share:
GAAP income (loss) per share attributable to common stockholders, basic	$(0.82)	$638.08	$(7.50)	$(3,850.64)
Decrease due to change in weighted-average shares outstanding	—	(637.51)	3.65	3,847.96
Decrease due to exclusion of beneficial conversion feature	—	—	—	(0.26)

Non-GAAP net income (loss) per share	$(0.82)	$0.57	$(3.85)	$(2.94)

GAAP weighted-average common shares outstanding	23,671	12	10,505	11
Increase in the weighted-average number of shares outstanding from treating preferred shares as if they converted into common shares at their date of issuance	—	13,405	9,978	13,201

Weighted-average shares used in computing non-GAAP net income (loss) per share	23,671	13,417	20,483	13,212

(1)	Non-GAAP net income (loss) per share attributable to common stockholders and weighted-average shares used in computing non-GAAP income (loss) per share attributable to common stockholders treats outstanding preferred shares as if they were converted into common shares at their date of issuance. Accordingly, the beneficial conversion feature attributable to preferred stockholders is not included in non-GAAP net income (loss) per share. Management believes that including non-GAAP net income (loss) per share for periods prior to and including the Company’s June 2007 initial public offering provides a useful and relevant measure for comparative year-over- year operating performance. Management does not believe the use of non-GAAP net income (loss) per share lessens the importance of comparable GAAP measures. As of September 30, 2007, 24,550,554 shares of common stock were issued and outstanding.

JAZZ PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$119,972	$78,948
Restricted cash	304	275
Marketable securities	10,939	—
Accounts receivable, net	6,566	5,380
Inventories	3,231	3,026
Prepaid expenses	2,392	3,447
Other current assets	1,574	487

Total current assets	144,978	91,563
Property and equipment, net	3,286	2,107
Intangible assets	58,664	69,140
Goodwill	38,213	38,213
Long-term restricted cash and investments	12,085	12,000
Other long-term assets	1,541	1,548

Total assets	$258,767	$214,571

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Line of credit	$2,597	$2,191
Accounts payable	2,872	5,443
Accrued liabilities	23,892	12,943
Deferred revenue	1,999	1,422
Preferred stock warrant liability	—	8,521

Total current liabilities	31,360	30,520
Deferred rent and other non-current liabilities	—	534
Deferred revenue, non-current	12,752	13,495
Liability under government settlement, non-current	14,881	—
Senior secured notes	74,862	74,283
Convertible preferred stock	—	263,852
Common stock subject to repurchase	13,222	8,183
Stockholders’ equity (deficit):
Common stock	2	—
Additional paid-in capital	368,136	1,335
Accumulated other comprehensive income	1	12
Accumulated deficit	(256,449)	(177,643)

Total stockholders’ equity (deficit)	111,690	(176,296)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$258,767	$214,571

JAZZ PHARMACEUTICALS, INC.

SUMMARY OF PRODUCT SALES, NET

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Xyrem	$9,646	$7,612	$27,898	$20,967
Antizol	3,790	3,203	10,413	9,341
Cystadane (1)	—	369	365	1,101

Total	$13,436	$11,184	$38,676	$31,409

(1)	Jazz Pharmaceuticals, Inc. sold its rights to Cystadane to an unrelated third party in March 2007.

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Contacts:

BCC Partners on behalf of Jazz Pharmaceuticals, Inc.

Karen L. Bergman, 650-575-1509

Michelle Corral, 415-794-8662

Jazz Pharmaceuticals, Inc.

Jim Karrels, Executive Director, Finance

650-496-2800

investorinfo@jazzpharmaceuticals.com